Exhibit 99.1

Carbon Natural Gas Company

Announces

Acquisition of Natural Gas Producing Properties and Midstream Assets

Denver, Colorado August 16, 2017	Carbon Natural Gas Company (OTCQB:CRBO)

On August 15, 2017, Carbon Natural Gas Company (“Carbon” or the “Company”), through its affiliate Carbon Appalachian Company, LLC (“Carbon Appalachian”), completed the acquisition of natural gas producing properties and related facilities located predominantly in the State of West Virginia for approximately $21,500,000, subject to normal and customary pre and post-closing adjustments.

Carbon Appalachian will also fund as part of the acquisition an inventory of field development and enhancement projects and general working capital.

Current daily net production from the acquired assets is approximately 7,500 net daily mcf of gas. The production is 100% gas. As of July 1, 2017, the Company estimates that the properties have 52 BCF of Proved Developed Producing Reserves as determined by the Company’s qualified reserves evaluator using SEC pricing. The acquisition includes approximately 311 miles of natural gas pipelines, gas gathering lines and related compression facilities.

Effective with the closing of the transaction, Carbon increased its current ownership in Carbon Appalachian to 16% from 3%. Carbon also has the ability to earn additional ownership interests of Carbon Appalachian after a return threshold is met. Carbon is the Manager of Carbon Appalachian. The Company’s general and administrative expenses associated with the management of the assets will be reimbursed by Carbon Appalachian.

Carbon Appalachian was formed by Carbon and two institutional investors to acquire producing assets in Southern Appalachia and has an initial equity commitment of $100,000,000. Carbon will utilize the committed funds and its expertise in Southern Appalachia to pursue additional acquisitions in the region.

A description of the financing and acquisition transactions is available on the Company’s Current Report filed August 16, 2017 on Form 8-K.

Forward-Looking Statements

Certain statements, including those regarding the estimates of oil and gas reserves, production and the availability of complementary acquisitions, contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).

These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the current expectations of Carbon and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout the Company’s periodic filings with the U.S. Securities and Exchange Commission available at www.sec.gov. Any forward looking statements speak only as at the date of this document. Except as required by applicable law, Carbon undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Carbon Natural Gas Company is an independent oil and gas exploration and production company which owns, operates and develops oil and gas properties in the Appalachian, Illinois and Ventura Basin areas of the United States.

Contact:

Kevin D. Struzeski

Chief Financial Officer

1700 Broadway

Suite 1170

Denver, Colorado 80290

720 407 7030

1700 Broadway, Suite 1170, Denver, Colorado 80290	Telephone 720 407 7030 Facsimile 720 407 7031
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